Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Third Quarter 2019 Results

Disciplined focus on profitability drives strong operating results and cash flow generation

Third Quarter 2019 Highlights

•	Total Reported Sales of $2.8 Billion, down 4% from Prior Year Period
o	BSD and CompuCom divisions combined represent approximately 60% of total revenues
•	Operating Income of $108 Million and Net Income from Continuing Operations of $60 Million
o	Includes charges related to the Business Acceleration Program
•	Adjusted Operating Income of $137 Million, up 14% YOY; Adjusted EBITDA of $191 Million, up 11% YOY
o	Driven by strong operating performance in BSD and Retail divisions
o	CompuCom Division operating performance continues to improve
•	Operating Cash Flow of $212M and Adjusted Free Cash Flow of $209M

•	Secured Bridge Loan to Align Maturity of Timber Note and Receivable for First Quarter 2020
o	Company expects to receive net pretax cash inflow of approximately $82 million in 1Q 2020
•	Announced Increase in Existing Stock Repurchase Program to $200 Million

Boca Raton, Fla., November 6, 2019 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading provider of business services and supplies, products and technology solutions through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians, today announced results for the third quarter ended September 28, 2019.

Consolidated (in millions, except per share amounts)	3Q19	3Q18	YTD19	YTD18
Selected GAAP measures:
Sales	$2,782	$2,887	$8,139	$8,345
Sales change from prior year period	(4)%		(2)%
Operating income	$108	$105	$117	$230
Operating income margin	3.9%	3.6%	1.4%	2.8%
Net income from continuing operations	$60	$60	$44	$113
Diluted earnings per share (EPS) from continuing operations	$0.11	$0.11	$0.08	$0.20
Operating Cash Flow (1)	$212	$304	$214	$555
Selected Non-GAAP measures: (2)
Adjusted EBITDA	$191	$172	$434	$429
Adjusted operating income	$137	$120	$275	$276
Adjusted operating income margin	4.9%	4.2%	3.4%	3.3%
Adjusted net income from continuing operations	$84	$71	$160	$147
Adjusted EPS from continuing operations (most dilutive)	$0.15	$0.13	$0.29	$0.26
Free Cash Flow (1) (3)	$180	$257	$91	$434
Adjusted Free Cash Flow (4)	$209	$257	$175	$434

(1)	Both Operating Cash Flow and Free Cash Flow are from continuing operations.
(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(3)

As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free Cash Flow is a non-GAAP measure and reconciliations from GAAP financial measures can be found in this release.

(4)

As used throughout this release, Adjusted Free Cash Flow excludes the Federal Trade Commission cash settlement of $25 million in year-to-date 2019 and cash charges associated with the Company’s Business Acceleration Program of $29 million and $59 million in the third quarter and year-to-date 2019, respectively.

“We made further progress this quarter on our transformation efforts, enhancing our foundation for profitable growth and driving another quarter of strong operating results and free cash flow generation,” said Gerry Smith, chief executive officer of Office Depot. “Profit margins were up in all three of our divisions as a result of our Business Acceleration Program, delivering a 14% increase year-over-year in adjusted operating income and over $200 million in adjusted free cash flow. Under strong new leadership in both our Business Solutions Division (BSD) and CompuCom Division, we are taking actions to develop a more robust sales pipeline for future growth. Some of these actions have had an adverse impact on near term revenue, however they position us to compete more effectively going forward. Our B2B businesses were complemented by strong execution in our Retail Division which drove significant improvements in profitability. Moving forward, we will continue to benefit from our robust B2B supply chain, expanding set of products and services, refined focus at CompuCom, and strong balance sheet, collectively, to capture profitable growth in the future,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2019 were $2.8 billion, a decrease of 4% compared to the third quarter of 2018. The decrease in revenue over the same period last year was primarily the result of lower sales in the Retail division, driven by lower same store sales combined with fewer retail stores, and lower sales in the CompuCom and BSD divisions. Product sales in the third quarter were down 3% relative to the prior year period. Service revenue was down 7% year-over-year related to lower comparable sales at CompuCom, partially mitigated by a 7% year-over-year increase in service revenue in the Retail division. On a same store comparable basis, service revenue increased by approximately 10% in the Retail division. On a consolidated basis, service revenue represented approximately 15% of total Company sales in the third quarter of 2019.

Sales Breakdown (in millions)	3Q19	3Q18	YTD19	YTD18
Product sales	$2,377	$2,453	$6,921	$7,072
Product sales change from prior year	(3)%		(2)%
Service revenues	$405	$434	$1,218	$1,273
Service revenues change from prior year	(7)%		(4)%
Total sales	$2,782	$2,887	$8,139	$8,345

In the third quarter of 2019, Office Depot reported operating income of $108 million, compared to $105 million in the prior year period. Operating income included approximately $22 million in merger and restructuring costs, $16 million of which is associated with charges related to the Business Acceleration Program (BAP) recognized in the quarter. Office Depot also recognized asset impairment charges of $5 million in the third quarter of 2019, $2 million of which related to impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, with the remainder primarily relating to impairment of fixed assets. These impacts were offset by improved operating results in the quarter versus the prior year period, as the Company delivered improved margin performance across all of its divisions. Net income from continuing operations was $60 million, or $0.11 per diluted share in the third quarter of 2019, compared to net income from continuing operations of $60 million, or $0.11 per diluted share in the third quarter of 2018.

For the year-to-date 2019 period, Office Depot reported operating income of $117 million, compared to $230 million for year-to-date 2018. Primary drivers of the comparable reduction are a $60 million increase in merger and restructuring costs largely associated with BAP-related charges and asset impairment charges of $50 million, $41 million of which related to impairment of operating lease ROU assets. Net income from continuing operations for year-to-date 2019 was $44 million, or $0.08 per diluted share, compared to net income from continuing operations of $113 million, or $0.20 per diluted share, for year-to-date 2018.

Adjusted (non-GAAP) Results (5)

Adjusted results for the third quarter of 2019 exclude charges and credits totaling $29 million, primarily comprised of $16 million largely in BAP-related charges, $5 million in asset impairments, and $6 million in merger, acquisition and integration-related expenses, and the tax impacts associated with these items.

•

Third quarter 2019 adjusted EBITDA was $191 million compared to $172 million in the prior year period. This included adjusted depreciation and amortization(6) of $51 million and $48 million in the third quarters of 2019 and 2018, respectively.

•

Third quarter 2019 adjusted operating income was $137 million compared to adjusted operating income of $120 million in the third quarter of 2018. The primary driver of this improved performance was stronger operating results in both the Retail and BSD divisions as well as the benefits from BAP-related cost efficiency efforts.

•

Third quarter 2019 adjusted net income from continuing operations was $84 million, or $0.15 per diluted share, compared to an adjusted net income from continuing operations of $71 million, or $0.13 per diluted share, in the third quarter of 2018. Reduced interest expense and fewer outstanding shares relative to the prior period contributed to this performance.

For the year-to-date 2019 period, adjusted operating income was $275 million compared to $276 million for year-to-date 2018. Adjusted net income from continuing operations for year-to-date 2019 was $160 million, or $0.29 per diluted share, compared to $147 million, or $0.26 per diluted share, for year-to-date 2018. The year-over-year comparable performance included the impact of retail store closures in year-to-date 2019, largely offset by stronger operating performance in the Retail and BSD divisions.

(5) Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(6) Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

Third Quarter Division Results

Business Solutions Division

BSD reported sales were $1.4 billion in the third quarter of 2019, down 1% compared to the third quarter of 2018. The year-over-year comparable sales performance reflects the positive impact of customer tuck-in acquisitions and growth in adjacency categories, leading to in-line performance in its contract channel. Adjacency categories, which include cleaning and breakroom supplies, technology, furniture, and copy and print services, grew slightly to 37% of total BSD revenues. These positive sales drivers were offset by the Company’s targeted actions to reduce certain unprofitable sales activities to improve profitability and enhance its foundation to drive future growth. Product sales in the third quarter of 2019 decreased 1%, while service revenue was flat compared to the prior year period.

Business Solutions Division (in millions)	3Q19	3Q18	YTD19	YTD18
Sales	$1,350	$1,364	$4,022	$3,990
Sales change from prior year	(1)%		1%
Division operating income	$71	$67	$203	$189
Division operating income margin	5.3%	4.9%	5.0%	4.7%

BSD operating income was $71 million in the third quarter of 2019, compared to $67 million in the third quarter of 2018, an increase of 6% and an approximate 40-basis point margin improvement as a percentage of revenue. The increase in operating income versus last year was related to a number of factors including BAP-related cost efficiency initiatives, improved gross profit margins from efforts to mitigate certain product cost increases including those associated with tariffs, and more efficient distribution costs.

Retail Division

The Retail Division reported sales were $1.2 billion in the third quarter of 2019, down 6% versus the prior year period. Planned closures of underperforming retail stores contributed to the reported decline with 55 fewer retail outlets at the end of the third quarter 2019 as compared to the prior year, partially offset by a 6% increase in buy online, pick-up in store (“BOPIS”) sales. Comparable store sales were down by 4% driven by lower store traffic, partially offset by higher conversion rates, higher sales per customer, growth in BOPIS sales, and increased loyalty program membership. Sales volume in the quarter included the seasonably higher demand associated with the back-to-school season. Product sales in the quarter declined 8% compared to the prior period, while service revenue increased by 7% compared to the prior year period. On a same store comparable basis, service revenue increased by approximately 10%, driven primarily by increased demand for our copy and print services and subscription services growth.

Retail Division (in millions)	3Q19	3Q18	YTD19	YTD18
Sales	$1,177	$1,254	$3,352	$3,551
Comparable store sales change from prior year	(4)%		(4)%
Division operating income	$84	$70	$160	$165
Division operating income margin	7.1%	5.6%	4.8%	4.6%

Retail Division operating income was $84 million in the third quarter of 2019, up 20% over the same period last year. As a percentage of sales, this performance reflects an approximate 150 basis points margin improvement. The increase in operating income versus the prior year was largely related to higher product gross margins, lower SG&A from cost savings initiatives, higher services sales, improvements in distribution and inventory management costs, and lower operating lease costs recognized as a result of the new lease accounting standard. The Retail Division’s operating income results also include the impact of investments in additional service delivery capabilities, sales training, and other customer-oriented initiatives.

During the third quarter of 2019, the Company closed 3 stores and ended the quarter with a total of 1,317 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $252 million in the third quarter of 2019, down 6% compared to the third quarter of 2018. The year-over-year decrease is due in part to lower project-related revenue from existing customers and lower services volume, partially offset by an increase in product sales during the quarter.

CompuCom Division (in millions)	3Q19	3Q18	YTD19	YTD18
Sales	$252	$268	$758	$803
Sales change from prior year	(6)%		(6)%
Division operating income (loss)	$3	$1	$(11)	$12
Division operating income (loss) margin	1.2%	0.4%	(1.5)%	1.5%

CompuCom Division operating income was $3 million in the third quarter of 2019, up compared to $1 million in operating income in the third quarter of 2018, and a sequential improvement over the $1 million operating income in the second quarter of 2019. The year-over-year increase in operating income was largely related to the impact of BAP-related cost efficiency efforts. The Company continues to take actions to improve future operating performance, including increased use of automation and technology to further improve service efficiency, simplifying operational structure to improve service velocity, and aligning sales efforts to better serve its customers and accelerate cross-selling opportunities. Under its new leadership, CompuCom is refining its strategy to drive higher growth and improve margins by focusing efforts on the company’s core strengths aligned with customer needs.

“As a key component of our transformation and under Mick Slattery’s leadership, CompuCom has a refreshed vision and new energy that better positions the Company to pursue growing opportunities throughout the industry,” said Gerry Smith. “This refocused strategy exploits CompuCom’s strengths, places greater emphasis on its core offerings, and expands its value proposition in the growing digital workforce arena, positioning the Company to reignite profitable growth in the future,” he added.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses were $23 million in the third quarter of 2019 compared to $18 million in the third quarter of 2018. The year-over-year comparison reflects a tax incentive received in last year’s third quarter that was not repeated in the current period.

The Company’s “Other” segment, which contains the global sourcing and trading operations in Asia and the elimination of intersegment revenues, had no material contribution to sales or operating income in the third quarter of 2019.

Balance Sheet and Cash Flow

As of September 28, 2019, Office Depot had total available liquidity of approximately $1.5 billion consisting of $588 million in cash and cash equivalents and $962 million of available credit under the Amended and Restated Credit Agreement. Total debt was $698 million, excluding $737 million of non-recourse debt supported by the associated Timber notes receivable.

As announced on September 30, 2019, the Company, through one of its subsidiaries, secured a 3-month, $735 million bridge loan facility, the proceeds of which will be used to refinance the existing $735 million non-recourse debt obligation, allowing the Company to cost effectively align the note’s maturity date with the associated $817.5 million timber note receivable due January 29, 2020. Upon final maturity of both instruments, the Company expects to receive a pretax net cash payment of approximately $82 million.

For the third quarter of 2019, cash provided by operating activities of continuing operations was $212 million, which included $3 million in acquisition and integration-related costs and $30 million in restructuring costs, compared to cash provided by operating activities of continuing operations of $304 million in the third quarter of the prior year.

Capital expenditures in the quarter were $32 million versus $47 million in the prior year, reflecting lower investment in its retail operations while continuing investments in its service platform, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Business Acceleration Program in the quarter were $29 million. Accordingly, Adjusted Free Cash Flow from continuing operations was $209 million in the third quarter of 2019.

During the third quarter of 2019, the Company paid a quarterly cash dividend of $0.025 per share on September 13, 2019 for approximately $14 million and made a $19 million scheduled debt repayment on the 2022 term loan.

Additionally, as part of its ongoing commitment to drive shareholder value, the Company announced today that its Board of Directors has approved an increase in the authorization of its existing stock repurchase program to $200 million and an extension of the program until the end of 2021. The new authorization includes the remaining authorized amount under the Company’s previous stock repurchase program. Accordingly, the Company will have approximately $190 million available for share repurchases.

2019 Guidance (7)

“Our team remains committed to unlocking our valuable asset base for the benefit of all of our stakeholders and building upon our B2B platform, as we focus on reaching our goals for the year,” Smith said. The Company reaffirms its 2019 guidance as follows:

Previously Issued FY 2019 Guidance
Sales	$10.8 - $10.9 billion
Adjusted EBITDA	$525 - $550 million
Adjusted Operating Income	$325 - $350 million
Free Cash Flow(1)(3)(8)	$300 - $325 million

(7)

The Company’s outlook for 2019 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted EBITDA, adjusted operating income, and free cash flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

(8)	Excludes Federal Trade Commission cash settlement and cash charges associated with the Company’s Business Acceleration Program.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate Office Depot from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on Office Depot’s sales and pricing; the risk that Office Depot may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; failure to execute effective advertising efforts; the risk that Office Depot is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that Office Depot is unable to execute the Business Acceleration Program successfully or that such program will result in the benefits anticipated; failure to attract and retain key personnel, including qualified employees in stores, service centers, distribution centers, field and corporate offices and executive management; disruptions in Office Depot computer systems; breach of Office Depot information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; increases in fuel and other commodity prices; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including new tariffs on certain foreign made goods); a downgrade in Office Depot credit ratings or a general disruption in the credit markets; covenants in the credit facility and term loan; incurrence of significant impairment charges; fluctuation in quarterly operating results due to seasonality of Office Depot business; changes in tax laws in jurisdictions where Office Depot operates; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act; increases in wage and benefit costs and changes in labor regulations; catastrophic events, including the impact of weather events on Office Depot’s business; failure to effectively manage Office Depot real estate portfolio; volatility in Office Depot common stock price, and unanticipated changes in the markets for Office Depot’s business segments. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Sales:
Products	$2,377	$2,453	$6,921	$7,072
Services	405	434	1,218	1,273
Total sales	2,782	2,887	8,139	8,345
Cost of goods sold and occupancy costs:
Products	1,840	1,906	5,412	5,534
Services	275	295	834	862
Total cost of goods sold and occupancy costs	2,115	2,201	6,246	6,396
Gross profit	667	686	1,893	1,949
Selling, general and administrative expenses	532	567	1,621	1,674
Asset impairments	5	—	50	—
Merger and restructuring expenses, net	22	14	105	45
Operating income	108	105	117	230
Other income (expense):
Interest income	5	7	16	18
Interest expense	(22)	(31)	(68)	(91)
Other income, net	2	4	7	11
Income from continuing operations before income taxes	93	85	72	168
Income tax expense	33	25	28	55
Net income from continuing operations	60	60	44	113
Discontinued operations, net of tax	—	—	—	5
Net income	$60	$60	$44	$118
Basic earnings per common share
Continuing operations	$0.11	$0.11	$0.08	$0.20
Discontinued operations	—	—	—	0.01
Net basic earnings per common share	$0.11	$0.11	$0.08	$0.21
Diluted earnings per common share
Continuing operations	$0.11	$0.11	$0.08	$0.20
Discontinued operations	—	—	—	0.01
Net diluted earnings per common share	$0.11	$0.11	$0.08	$0.21

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	September 28,	December 29,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$588	$658
Receivables, net	919	885
Inventories	1,025	1,065
Prepaid expenses and other current assets	103	75
Timber notes receivable, current maturities	825	—
Total current assets	3,460	2,683
Property and equipment, net	699	763
Operating lease right-of-use assets	1,374	—
Goodwill	938	914
Other intangible assets, net	395	422
Timber notes receivable	—	842
Deferred income taxes	220	284
Other assets	257	258
Total assets	$7,343	$6,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,037	$1,110
Accrued expenses and other current liabilities	1,277	978
Income taxes payable	—	2
Short-term borrowings and current maturities of long-term debt	105	95
Non-recourse debt, current maturities	737	—
Total current liabilities	3,156	2,185
Deferred income taxes and other long-term liabilities	175	300
Pension and postretirement obligations, net	111	111
Long-term debt, net of current maturities	593	690
Operating lease liabilities	1,181	—
Non-recourse debt	—	754
Total liabilities	5,216	4,040
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 620,394,831 at September 28, 2019 and 614,170,704 at December 29, 2018; outstanding shares — 546,484,255 at September 28, 2019 and 543,833,428 at December 29, 2018	6	6
Additional paid-in capital	2,653	2,677
Accumulated other comprehensive loss	(92)	(99)
Accumulated deficit	(144)	(173)
Treasury stock, at cost — 73,910,576 shares at September 28, 2019 and 70,337,276 shares at December 29, 2018	(296)	(285)
Total stockholders’ equity	2,127	2,126
Total liabilities and stockholders’ equity	$7,343	$6,166

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 28,	September 29,
	2019	2018
Cash flows from operating activities of continuing operations:
Net income	$44	$118
Income from discontinued operations, net of tax	—	5
Net income from continuing operations	44	113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154	142
Amortization of debt discount and issuance costs	6	7
Charges for losses on receivables and inventories	22	30
Asset impairments	50	—
Compensation expense for share-based payments	25	19
Deferred income taxes and deferred tax asset valuation allowances	23	44
Contingent consideration payments in excess of acquisition-date liability	(11)	—
Changes in working capital and other	(99)	200
Net cash provided by operating activities of continuing operations	214	555
Cash flows from investing activities of continuing operations:
Capital expenditures	(123)	(121)
Businesses acquired, net of cash acquired	(21)	(64)
Other investing activities	2	4
Net cash used in investing activities of continuing operations	(142)	(181)
Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(74)	(74)
Cash dividends on common stock	(41)	(42)
Share purchases for taxes, net of proceeds from employee share-based transactions	(9)	(4)
Repurchase of common stock for treasury	(11)	(22)
Contingent consideration payments up to amount of acquisition-date liability	(12)	—
Acquisition of non-controlling interest	—	(18)
Other financing activities	2	1
Net cash used in financing activities of continuing operations	(145)	(159)
Cash flows from discontinued operations:
Operating activities of discontinued operations	—	11
Investing activities of discontinued operations	—	66
Net cash provided by discontinued operations	—	77
Effect of exchange rate changes on cash and cash equivalents	3	(4)
Net increase (decrease) in cash, cash equivalents and restricted cash	(70)	288
Cash, cash equivalents and restricted cash at beginning of period	660	639
Cash, cash equivalents and restricted cash at end of period — continuing operations	$590	$927

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2019 includes adjusted EBITDA, adjusted operating income, and free cash flow. These measures exclude charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted without unreasonable effort. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide a reconciliation to an equivalent net income, operating income or operating cash flow outlook for 2019.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities of continuing operations less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network.

(In millions, except per share amounts)

Q3 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$532	19.1%	$2	$530	(9)	19.1%
Assets impairments	$5	0.2%	$5	$—		—%
Merger and restructuring expenses, net	$22	0.8%	$22	$—		—%
Operating income	$108	3.9%	$(29)	$137	(10)	4.9%
Income tax expense	$33	1.2%	$(6)	$39	(11)	1.4%
Net income from continuing operations	$60	2.2%	$(23)	$84	(12)	3.0%
Earnings per share continuing operations (most dilutive)	$0.11		$(0.04)	$0.15	(12)
Depreciation and amortization	$51	1.8%	$—	$51	(13)	1.8%

Q3 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$567	19.6%	$—	$567		19.6%
Merger and restructuring expenses, net	$14	0.5%	$14	$—		—%
Operating income	$105	3.6%	$(14)	$120	(10)	4.2%
Income tax expense	$25	0.9%	$(3)	$28	(11)	1.0%
Net income from continuing operations	$60	2.1%	$(11)	$71	(12)	2.5%
Earnings per share continuing operations (most dilutive)	$0.11		$(0.02)	$0.13	(12)
Depreciation and amortization	$48	1.7%	$—	$48	(13)	1.7%

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,621	19.9%	$3	$1,618	(9)	19.9%
Assets impairments	$50	0.6%	$50	$—		—%
Merger and restructuring expenses, net	$105	1.3%	$105	$—		—%
Operating income	$117	1.4%	$(158)	$275	(10)	3.4%
Income tax expense	$28	0.3%	$(43)	$71	(11)	0.9%
Net income from continuing operations	$44	0.5%	$(115)	$160	(12)	2.0%
Earnings per share continuing operations (most dilutive)	$0.08		$(0.21)	$0.29	(12)
Depreciation and amortization	$154	1.9%	$2	$152	(13)	1.9%

YTD 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,674	20.1%	$—	$1,674		20.1%
Assets impairments	$—	—%	$—	$—		—%
Merger and restructuring expenses, net	$45	0.5%	$45	$—		—%
Operating income	$230	2.8%	$(45)	$276	(10)	3.3%
Income tax expense	$55	0.7%	$(12)	$67	(11)	0.8%
Net income from continuing operations	$113	1.4%	$(33)	$147	(12)	1.8%
Earnings per share continuing operations (most dilutive)	$0.20		$(0.06)	$0.26	(12)
Depreciation and amortization	$142	1.7%	$—	$142	(13)	1.7%

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
Adjusted EBITDA:	2019	2018	2019	2018
Net income	$60	$60	$44	$118
Discontinued operations, net of tax	—	—	—	5
Net income from continuing operations	60	60	44	113
Income tax expense	33	25	28	55
Income from continuing operations before income taxes	93	85	72	168
Add (subtract)
Interest income	(5)	(7)	(16)	(18)
Interest expense	22	31	68	91
Adjusted depreciation and amortization (13)	51	48	152	142
Charges and credits, pretax (14)	29	14	158	45
Adjusted EBITDA	$191	$172	$434	$429

Amounts may not foot due to rounding

(9)	Adjusted selling, general and administrative expenses for the third quarter and year-to-date 2019 exclude charges for executive transition costs of $1 million and $2 million, respectively.
(10)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(11)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(12)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(13)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(14)	Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), and executive transition costs (if any).

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
Free cash flow	2019	2018	2019	2018
Net cash provided by operating activities of continuing operations	$212	$304	$214	$555
Capital expenditures	(32)	(47)	(123)	(121)
Free cash flow (15)	$180	$257	$91	$434

Amounts may not foot due to rounding

(15)

Free Cash Flow includes the impact of the Federal Trade Commission cash settlement of $25 million in year-to-date 2019 and cash charges associated with the Company’s Business Acceleration Program of $29 million and $59 million in the third quarter and year-to-date 2019, respectively. Accordingly, excluding these items, Adjusted Free Cash Flow from continuing operations was $209 million and $175 million in the third quarter and year-to-date 2019, respectively.

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q3	Q3	YTD
	2018	2019	2019
Retail Division:
Stores opened	—	—	—
Stores closed	2	3	44
Total retail stores (U.S.)	1,372	1,317	—
Total square footage (in millions)	30.7	29.3	—
Average square footage per store (in thousands)	22.4	22.3	—